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                                                                  EXHIBIT 11-1


                  THE NAVIGATORS GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

        Earnings Per Share of Common Stock and Common Stock Equivalents

                     (In thousands, except per share data)


                                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------
                                                          1996                     1995              1994
                                                 ----------------------   ------------------------  --------
Net income applicable to common stock               $16,752,438               $12,582,467            $(20,495,199)
Average number of common shares outstanding           8,192,526                 8,154,214               8,150,776
Add:
Assumed exercise of stock options and
partially paid stock options exercised(1)               108,503                    64,904                 58,018
                                                 --------------             --------------           -----------
Common and common equivalent shares outstanding       8,301,029                 8,219,118              8,208,794
                                                 ==============             ==============           ===========
Net income per share assuming exercise of
common stock equivalents                            $      2.02                    $(1.53)                $(2.50)
                                                 ==============             ==============           ===========

(1) Computed for purposes of primary earnings per share. There is no material difference between earnings per share on a primary or fully diluted basis.